UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 10, 2011

COMMERCIAL BARGE LINE COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	333-124454-12	03-0552365

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1701 E. Market Street, Jeffersonville,		47130
Indiana		(Zip Code)
(Address of principal executive offices)
(812) 288-0100
(Registrant’s telephone number, including area code)
Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
     On February 10, 2011, American Commercial Lines Inc. (“ACL”), the parent company of Commercial Barge Line Company, issued a press release announcing that its direct parent, ACL I Corporation (“ACL Corp”), had priced its private placement offering of $250 million in aggregate principal amount of Senior PIK Toggle Notes due 2016 (the “Notes”), subject to market and other customary conditions. The amount offered represents an increase of $25 million from the amount previously announced. Interest on the Notes will accrue at a rate of 10.625% with respect to interest paid in cash and a rate of 11.375% with respect to interest paid by issuing additional Notes. The net proceeds of the offering are intended to be used to pay a special dividend to ACL Corp’s stockholder to redeem equity advanced in connection with the acquisition of ACL by an affiliate of Platinum Equity, LLC and to pay certain costs and expenses related to this offering.
     A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated by reference herein.
     The Notes have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering of the Notes is being conducted pursuant to a confidential offering memorandum in a private placement under Rule 144A and Regulation S of the Securities Act of 1933, as amended.
     The information contained in this report shall not constitute an offer to sell or a solicitation of an offer to purchase any notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.
     The information contained in this Item 7.01 is being furnished and shall not be deemed “filed” with the Securities and Exchange Commission or otherwise incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated February 10, 2011.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL BARGE LINE COMPANY
Date: February 10, 2011	By:	/s/ Thomas R. Pilholski
Thomas R. Pilholski
Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated February 10, 2011.